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                                  EXHIBIT 21.1


                                 SUBSIDIARIES OF
                            PHOENIX TECHNOLOGIES LTD.


SUBSIDIARY COUNTRY/STATE OF INCORPORATION

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
       WHOLLY OWNED
            Phoenix Technologies (Taiwan) Ltd.                     Delaware
            Phoenix Technologies Kabushiki Kaisha                  Japan
            Phoenix Technologies SARL                              France
            Phoenix Technologies GmbH                              Germany
            Phoenix Technologies FSC Ltd.                          Barbados
            Award Software Hong Kong Ltd.                          Hong Kong
            Award Software KK                                      Japan
            Phoenix Technologies (Korea) Ltd.                      Korea
            Unicore Software Inc.                                  Delaware
            Microid Research Inc..                                 California
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